EXHIBIT 4.16.1

                                EXHIBIT A

NEITHER THIS NOTE, NOR THE SECURITIES BY WHICH THIS NOTE HAS BEEN SECURED, HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR WITH ANY STATE SECURITIES COMMISSIONER OR AUTHORITY. NEITHER THIS NOTE NOR SUCH SECURITIES MAY BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATIONS REQUIREMENTS OF SUCH ACT OR SUCH LAWS.




                         SECURED, FULL RECOURSE,
                             NON-NEGOTIABLE
                            PROMISSORY NOTE


Los Angeles, California
June 30, 1997                                              $2,000,000.00


     FOR VALUE RECEIVED, DDL ELECTRONICS, INC., a Delaware Corporation ("Maker" or "DDL") hereby promises to pay to THOMAS M. WHEELER ("Holder") the principal sum of Two Million and No/100 Dollars ($2,000,000.00), together with simple interest on the principal amount outstanding from the date of this Note, until paid, at the rate of eight percent (8%) per annum. Principal and interest shall be payable in lawful money of the United States at Los Angeles, California, or such other place as the Holder hereof may designate in writing to Maker.

     All interest will be calculated on the basis of a year of three
hundred and sixty five days.   The principal amount of this Note and all
accrued interest shall be due and payable in full on February 1, 1999, except that such principal and interest shall instead be payable in full on October 31, 1999 (rather than February 1, 1999) if but only if prior to February 1, 1999: (1) the Maker acquires all of the issued and outstanding shares of Jolt Technology, Inc. in exchange for shares of DDL common stock and such common stock has been registered with the Securities and Exchange Commission; and (2) Thomas M. Wheeler is not prevented by agreement with the Maker from transferring to a charitable foundation selected by him the DDL common stock received by him in the transaction contemplated by clause (1). The satisfaction of the conditions articulated in clauses (1) and (2) of the immediately preceding sentence shall be determined by the Maker in its sole discretion.

     Any and all payments shall be applied first to accrued interest and second to reduction of principal. If any installment of principal or interest is not paid within fifteen (l5) days after the mailing of written notice to the Maker to the effect that the installment is due and has not been paid or that the Maker is in default in the performance of any of its other covenants or agreements in this Note, in the Stock Pledge Agreement of even date herewith or in any instrument now or hereafter evidencing or securing this Note or the obligation represented hereby, then the entire indebtedness evidenced hereby (principal and interest) remaining unpaid shall, at the option of the Holder, become immediately due, payable and collectable. Overdue principal and interest shall bear interest at the maximum rate permitted by law from maturity until paid, accruing at such rate even after entry of final judgment for payment of same.

     The Maker waives notice of dishonor, protest, and notice of protest of this Note. The Maker further agrees to pay all costs of collection, including reasonable attorneys' fees and disbursements of the Holder (including fees on appeal), in case the principal of or any interest on this Note is not paid when due, or in case it becomes necessary to protect the security hereof, whether suit be brought or not.

     This Note is issued pursuant to and secured by a Stock Pledge Agreement of even date herewith, and all of the terms and conditions set forth in such Stock Pledge Agreement are hereby made a part of this Note. A breach of any obligation created by such Stock Pledge Agreement shall constitute a breach of DDL's obligations under this Note and shall result in the acceleration of any amounts due hereunder as and to the extent specified above.

     This Note may be prepaid by DDL in whole or in part at any time and from time to time after August 29, 1997, provided that DDL shall have given Holder at least thirty (30) days' advance written notice in each instance of its intention to prepay.

     In addition to the acceleration rights set forth hereinabove, the Holder hereof shall be entitled to accelerate the entire unpaid principal amount hereof and any accrued interest thereon forthwith against the Maker hereof upon the occurrence of any of the following events: (a) the Maker shall make a general assignment for the benefit of creditors or if any bankruptcy, insolvency or reorganization proceeding of any nature under federal or state statutes shall be commenced by or against the Maker, or a receiver shall be appointed, or a writ or order of attachment or garnishment shall be issued or made against any of the property, assets or income of the Maker; or (b) the failure of the Maker to do all things necessary to preserve and maintain the collectability of any collateral now or hereafter securing the obligations created hereunder.

     This Note shall be governed and construed in all respects in accordance with the internal laws of the State of California, exclusive of its choice of laws principles, and the Maker hereby submits and consents to the personal jurisdiction of any court of competent subject matter jurisdiction therein for the sole and limited purpose of enforcing this Note.

     The total charges for interest and in the nature of interest under this Note shall not exceed the maximum amount allowed by law. Should any interest paid by Maker result in the computation or earning of interest in excess of the maximum lawful rate, any excess portion of such charges shall be credited against and in reduction of the principal balance, or any portion of the excess that exceeds the principal balance shall be refunded to the Maker, as elected by the Maker. No delay by the Holder in enforcing any covenant or right hereunder shall be deemed a waiver of such covenant or right, and no waiver by the Holder of any particular provision hereof shall be deemed a waiver of any other provisions or a continuing waiver of such particular provision and, except as so expressly waived, all provisions hereof shall continue in full force and effect.


     [SEAL]                         "Maker"
                                    DDL ELECTRONICS, INC.

                                    /s/ Gregory L. Horton
                                    --------------------------
                                    By: GREGORY L. HORTON
                                           President

ATTEST:


                                    /s/ Richard K. Vitelle
                                    --------------------------
                                    By:  RICHARD K. VITELLE
                                            Secretary




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